As filed with the Securities and Exchange Commission on December 7, 2021

Registration No. 333-258367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-1 ON

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOC TELEMED, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-3131208
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

(866) 483-9690

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher M. Gallagher

Chief Executive Officer

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

(866) 483-9690

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Peter M. Lamb, Esq. William L. Hughes, Esq. Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105 (415) 773-5700	Eunice J. Kim General Counsel SOC Telemed, Inc. 1768 Business Center Drive, Suite 100 Reston, Virginia 20190 (866) 483-9690

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On August 2, 2021, the registrant filed a Registration Statement on Form S-1 (Registration No. 333-258367), which was declared effective by the SEC on August 10, 2021.

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 1”) is being filed by the Company to convert the Registration Statement on Form S-1 into a Registration Statement on Form S-3 and to include updated information regarding the Selling Stockholders named in the prospectus.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December 7, 2021.

PRELIMINARY PROSPECTUS

13,753,387 Shares

of Class A Common Stock

This prospectus relates to the sale or other disposition from time to time of up to 13,753,387 shares of our Class  A common stock, which are held by the selling stockholders named in this prospectus (the “Selling Stockholders”). The shares of Class A common stock covered by this prospectus were previously issued by us in connection with our acquisition of Access Physicians Management Services Organization, LLC (“Access Physicians”) pursuant to the Membership Interest and Stock Purchase Agreement dated March 26, 2021 (the “Purchase Agreement”), by and among us, Access Physicians, HEP AP-B Corp., Health Enterprise Partners III, L.P., the persons listed on Exhibit A thereto (collectively with Health Enterprise Partners III, L.P., the “Sellers”), and AP Seller Rep, LLC, as representative of the Sellers, pursuant to which we, among other things, acquired Access Physicians. We are not selling any Class A common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the Selling Stockholders.

The Selling Stockholders may sell or otherwise dispose of the shares of Class A common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of their shares of Class A common stock in the section entitled “Plan of Distribution” on page 20 of this prospectus. We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A common stock.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “TLMD.” The last reported sale price of our Class A common stock on December 6, 2021, was $2.01 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2021.

You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders have authorized anyone to provide you with information that is different. Neither we nor the Selling Stockholders are making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, the Selling Stockholders may, from time to time, sell up to an aggregate of 13,753,387 shares of our Class A common stock. To the extent necessary, each time that the Selling Stockholders offer and sell securities, we or the Selling Stockholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses that may contain material information relating to these offerings. Such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, statistical data, estimates and information concerning our industry, including market position and the size and growth rates of the markets in which we participate, that are based on independent industry publications and reports or other publicly available information, as well as other information based on our internal sources. While we believe such industry and market data are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Neither we nor the Selling Stockholders have independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Among other items, certain of the market research that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus was published prior to the outbreak of the COVID-19 pandemic and did not anticipate the COVID-19 pandemic or the impact it has caused on our industry. We have utilized this pre-pandemic market research in the absence of updated sources. These and other factors could cause results to differ materially from those expressed in the projections and estimates made in these publications and reports and by us. Certain information that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus concerning our industry and the markets served by us, including our market share, is also based on our good-faith estimates derived from management’s knowledge of the industry and other information currently available to us.

Unless the context otherwise indicates, references in this prospectus to the terms “SOC Telemed,” the “Company,” “we,” “our” and “us” refer to SOC Telemed, Inc., a Delaware corporation, and its consolidated subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference herein) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding future financial performance, business strategies, expansion plans, future results of operations, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and variations thereof and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	our ability to recognize the anticipated benefits of the Acquisition, which may be affected by, among other things, competition and our ability to manage our growth following the Acquisition;

●	our financial performance and capital requirements;

●	our expectations relating to bookings and revenues;

●	our market opportunity and our ability to estimate the size of our target market;

●	our ability to retain our existing customers and to increase our number of customers;

●	potential acquisitions and integration of complementary businesses and technologies;

●	our ability to maintain and expand our network of established, board-certified physicians and other provider specialists;

●	our ability to attract, integrate, and retain key personnel and highly qualified personnel;

●	our ability to comply with new or modified laws and regulations that currently apply or become applicable to our business;

●	the implementation and effects of our restructuring plan;

●	the effects of the COVID-19 pandemic on our business and operations;

●	the outcome of any known and unknown litigation and regulatory proceedings;

●	the possibility that our business may be harmed by other economic, business, and/or competitive factors; and

●	other factors described in the section entitled “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus.

These forward-looking statements reflect the views of our management regarding current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our SEC filings incorporated herein or in any prospectus supplement by reference. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The forward-looking statements made by us in this prospectus, in any prospectus supplement or in any document incorporated herein or therein by reference speaks only as of the respective date thereof. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

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Prospectus Summary

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Unaudited Pro Forma Condensed Combined Financial Information,” included elsewhere in this prospectus and the information incorporated by reference, before making an investment decision.

Overview

We are the leading provider of acute care telemedicine services and technology to U.S. hospitals and healthcare systems, based on number of customers. We provide technology-enabled clinical solutions, which include acute teleNeurology, telePsychiatry, teleCritical Care (ICU), telePulmonology, teleCardiology and other specialties. We support time-sensitive specialty care when patients are vulnerable and may not otherwise have access. Our solution was developed to support complex workflows in the acute care setting by integrating our cloud-based software platform, Telemed IQ, with a panel of consult coordination experts and a network of clinical specialists to create a seamless, acute care telemedicine solution.

Corporate Information

We were incorporated in Delaware in September 2019 and formed as a special purpose acquisition company known as Healthcare Merger Corp. (“HCMC”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our legacy business (“Legacy SOC Telemed”) was founded in 2004. On October 30, 2020, we completed the acquisition of Legacy SOC Telemed pursuant to an Agreement and Plan of Merger, dated as of July 29, 2020 (the “Merger Agreement”), by and among us, Sabre Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of HCMC, Sabre Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of HCMC, and Specialists On Call, Inc., a Delaware corporation. We collectively refer to the transactions contemplated by the Merger Agreement as the “Merger” or the “Merger Transaction.” As part of the Merger Transaction, we changed our name from Healthcare Merger Corp. to SOC Telemed, Inc.

Our principal executive offices are located at 1768 Business Center Drive, Suite 100, Reston, Virginia 20190. Our telephone number is (866) 483-9690. Our website address is www.soctelemed.com. Information contained on, or accessible through, our website does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

“SOC Telemed,” the SOC Telemed logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of SOC Telemed. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.

The Offering

Class A common stock offered by the Selling Stockholders	13,753,387 shares of Class A common stock.

Terms of the offering	The Selling Stockholders will determine when and how they will dispose of the shares of Class A common stock registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Stockholders.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should consider before investing in our Class A common stock.

Nasdaq trading symbol	Our Class A common stock is listed on Nasdaq under the symbol “TLMD.”

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties, including those described in the section entitled “Risk Factors” in this prospectus and any applicable prospectus supplement, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors” in this prospectus and any applicable prospectus supplement, alone or in combination with other events or circumstances, may harm our business. Such risks include, but are not limited to, the following:

●	We operate in a competitive industry, and if we are not able to compete effectively, our business, financial condition, and results of operations will be harmed.

●	The level of demand for and market utilization of our solutions are subject to a high degree of uncertainty.

●	We have a history of losses and anticipate that we will continue to incur losses in the future. We may never achieve or sustain profitability.

●	Our business, results of operations, and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

●	Our business, financial condition and results of operations have been and may continue to be adversely impacted by the COVID-19 pandemic or similar epidemics in the future or other adverse public health developments, including government responses to such events.

●	Our sales cycle can be long and unpredictable and requires considerable time and expense. As a result, our sales, revenues, and cash flows are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

●	Developments affecting spending by the healthcare industry could adversely affect our revenues.

●	If our existing customers do not continue or renew their contracts with us, renew at lower fee levels or decline to purchase additional services from us, our business may be harmed.

●	Our telemedicine business and growth strategy depend on our ability to maintain and expand our network of established, board-certified physicians and other provider specialists. If we are unable to do so, our future growth would be limited and our business would be harmed.

●	Our telemedicine business is dependent on our relationships with affiliated professional entities, which we do not own, to provide physician services, and our business would be harmed if those relationships were disrupted.

●	We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders, and otherwise disrupt our operations, and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could harm our business.

●	We may require additional capital from equity or debt financings to support business growth, and this capital might not be available on acceptable terms, if at all.

●	Our substantial indebtedness following the Acquisition could harm our business and growth prospects.

●	If we fail to comply with extensive healthcare laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

●	Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm to us, which could, in turn, harm our customer base and our business.

●	Warburg Pincus has significant influence over us, and their interests may conflict with ours and those of our other stockholders in the future.

●	Future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of our Class A common stock.

Risk Factors

Investing in our securities involves risks. Before deciding whether to purchase any of our securities, you should consider carefully the risks and uncertainties set forth under the heading “Risk Factors” in any applicable prospectus supplement and any related free writing prospectus, and discussed under the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any amendments thereto, which are incorporated by reference into this prospectus and any applicable prospectus supplement in their entirety, together with other information in this prospectus and any applicable prospectus supplement, the documents incorporated by reference herein and therein, and any related free writing prospectus. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.

Use of Proceeds

All of the securities offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined statements of operations of the Combined Company (as defined herein) for the nine months ended September 30, 2021, and for the year ended December 31, 2020, present the combination of the financial information of SOC Telemed and Access Physicians Management Services Organization, LLC (“Access Physicians”) after giving effect to the acquisition (the “Acquisition”) of Access Physicians by SOC Telemed pursuant to the Membership Interest and Stock Purchase Agreement dated as of March 26, 2021 (the “Purchase Agreement”), by and among SOC Telemed, Access Physicians, HEP AP-B Corp., Health Enterprise Partners III, L.P., the persons listed on Exhibit A thereto (collectively with Health Enterprise Partners III, L.P., the “Sellers”), and AP Seller Rep, LLC, as representative of the Sellers, and related adjustments described in the accompanying notes. SOC Telemed and Access Physicians, subsequent to the Acquisition, are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021, and for the year ended December 31, 2020, give pro forma effect to the Acquisition as if it had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial information does not include an unaudited pro forma condensed combined balance sheet as of September 30, 2021, because the Acquisition is already reflected in the historical unaudited consolidated balance sheet of SOC Telemed as of September 30, 2021, incorporated by reference in this prospectus.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the following historical financial statements and the notes thereto, which are incorporated herein by reference:

●	The historical unaudited condensed consolidated financial statements of SOC Telemed as of and for the nine months ended September 30, 2021, and the historical audited consolidated financial statements of SOC Telemed as of and for the year ended December 31, 2020, which are incorporated by reference to SOC Telemed’s Form 10-Q for the quarter ended September 30, 2021, and to SOC Telemed’s Form 10-K for the year ended December 31, 2020, respectively.

●	The historical audited consolidated financial statements of Access Physicians as of and for the year ended December 31, 2020, which is incorporated by reference to SOC Telemed’s Form 8-K filed on March 30, 2021 (as amended on June 11, 2021).

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s results of operations would have been had the Acquisition occurred on January 1, 2020. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future results of operations of the Combined Company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On March 26, 2021 (the “Closing Date”), SOC Telemed and Access Physicians completed the Acquisition in accordance with the terms of the Purchase Agreement (the “Closing”), pursuant to which SOC Telemed purchased all of the membership interests of Access Physicians for cash and shares of SOC Telemed.

In connection with the Acquisition, SOC Telemed paid the Sellers approximately $91.6 million in cash, financed by the Term Loan Facility and the Subordinated Note, $0.3 million related to a net working capital settlement pursuant to a settlement agreement executed on August 27, 2021, and approximately 13.9 million shares of Class A common stock, of which 0.2 million shares remain subject to certain vesting conditions and will be issued on the first anniversary of the Closing Date. The Purchase Agreement also provides for approximately $40.0 million in potential contingent consideration that may become payable (subject in each case to earlier acceleration upon the occurrence of certain events) consisting of:

●	Additional earn-out consideration of $20.0 million that may be paid to the Sellers if certain revenue and performance levels are achieved by Access Physicians in the fiscal year ending December 31, 2021; and

●	Additional deferred consideration of approximately $20.0 million that may be paid to the Sellers if the foregoing earn-out consideration is earned and subject to the continued service of certain executives of Access Physicians during the two-year period beginning on the Closing Date.

SOC Telemed, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share amounts)

	SOC Telemed (Historical)	Access Physicians (Historical)(1)	Transaction Accounting Adjustments	Note 4	Pro Forma
Revenues	$66,465	$7,959	$-		$74,424
Cost of revenues	45,265	4,958	-		50,223

Operating expenses
Selling, general and administrative	64,987	7,968	(690)	(a), (g), (h)	72,265
Change in fair value of contingent consideration	(3,265)	-	-		(3,265)
Total operating expenses	61,722	7,968	(690)		69,000
Loss from operations	(40,522)	(4,967)	690		(44,799)
Other income (expense)
Gain on contingent shares issuance liabilities	9,725	-	-		9,725
Interest expense	(5,047)	(30)	(1,829)	(b), (c)	(6,906)
Interest expense - related party	(2,026)	-	(456)	(d)	(2,482)
Total other income	2,652	(30)	(2,285)		337
Loss before income taxes	(37,870)	(4,997)	(1,595)		(44,462)
Income tax expense (benefit)	(171)	-	241	(e)	70
Net loss and comprehensive loss	(37,699)	(4,997)	(1,836)		(44,532)
Accretion of redeemable convertible preferred stock	-	-	-		-
Net loss attributable to common stockholders	$(37,699)	$(4,997)	$(1,836)		$(44,532)

Net loss per share
Weighted-average shares outstanding, basic and diluted	88,675,997	n/a	4,231,811	(f)	92,907,808
Basic and diluted net loss per common share	$(0.43)	n/a	n/a	(f)	$(0.48)

(1)	Includes statement of operations of Access Physicians through the Closing Date.

See accompanying notes to unaudited pro forma condensed combined financial information.

SOC Telemed, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	SOC Telemed (Historical)	Access Physicians (Reclassified)(1)	Transaction Accounting Adjustments	Note 4	Pro Forma
Revenues	$57,995	$27,100	$-		$85,095
Cost of revenues	38,542	17,657	-		56,199

Operating expenses
Selling, general and administrative	61,280	10,435	6,330	(a), (g), (h)	78,045
Total operating expenses	61,280	10,435	6,330		78,045
Loss from operations	(41,827)	(992)	(6,330)		(49,149)
Other income (expense)
Gain on contingent shares issuance liabilities	4,237	-	-		4,237
Gain on puttable option liabilities	1	-	-		1
Other income	-	4	-		4
Interest expense	(12,227)	(176)	(7,877)	(b), (c)	(20,280)
Interest expense - related party	-	-	(1,578)	(d)	(1,578)
Total other expense	(7,989)	(172)	(9,455)		(17,616)
Loss before income taxes	(49,816)	(1,164)	(15,785)		(66,765)
Income tax expense (benefit)	31	116	(241)	(e)	(94)
Net loss and comprehensive loss	(49,847)	(1,280)	(15,544)		(66,671)
Accretion of redeemable convertible preferred stock	(96,974)	-	-		(96,974)
Net loss attributable to common stockholders	$(146,821)	$(1,280)	$(15,544)		$(163,645)

Net loss per share
Weighted-average shares outstanding, basic and diluted	41,346,849	n/a	13,753,387	(f)	55,100,236
Basic and diluted net loss per common share	$(3.55)	n/a	n/a	(f)	$(2.97)

(1)	Refer to Note 3 for reclassification of Access Physicians.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, except share and per share amounts)

Note 1 — Basis of presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma statements of operations reflect transaction accounting adjustments. The historical financial information of SOC Telemed and Access Physicians has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Acquisition in accordance with GAAP.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Acquisition. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021, and for the year ended December 31, 2020, give pro forma effect to the Acquisition as if it had occurred on January 1, 2020. The pro forma information does not purport to represent what the actual consolidated results of operations of the Combined Company would have been if the Acquisition had occurred on January 1, 2020, nor is it necessarily indicative of the future consolidated results of operations of the Combined Company. The actual results of operations of the Combined Company will likely differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified, and changes in operating results following the dates of the Acquisition and the pro forma financial information.

Note 2 — Acquisition Accounting

The Acquisition was completed on March 26, 2021. SOC Telemed has determined it is the accounting acquirer to the Acquisition which was accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). The allocation of the estimated purchase price with respect to the Acquisition is based upon management’s estimates of and assumptions related to the fair values of assets acquired and liabilities assumed as of March 26, 2021, using currently available information. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation. Further details on acquisition accounting are described in Note 4, Business Combinations, under the heading “Acquisition of Access Physicians in March 2021”, of the historical unaudited condensed consolidated financial statements of SOC Telemed for the nine months ended September 30, 2021, incorporated by reference in this prospectus.

Subject to the terms and conditions of the Purchase Agreement, the Sellers are entitled to an earnout payment in the amount of $20,000 to be paid by SOC Telemed on the first anniversary of the Closing Date, subject to the achievement of certain revenue and gross margin conditions. Such earnout payment was classified as a liability and recognized at its estimated fair value of $3,265 at the Closing Date. This liability was remeasured to its fair value in the historical unaudited condensed consolidated financial statements of SOC Telemed for the nine months ended September 30, 2021, and a recognized gain of $3,265 was recognized in the Combined Company’s statement of operations within change in fair value of contingent consideration.

Subject to the terms and conditions of the Purchase Agreement, the Sellers are entitled to a deferred payment in the amount of $20,000 to be paid by SOC Telemed on the second anniversary of the Closing Date, contingent upon the retention of certain key members of the current Access Physicians’ management team and the achievement of certain revenue and gross margin conditions. This deferred payment was determined to be compensation expense and as such is not considered part of the purchase consideration for accounting purposes. The Company will record the expense in future periods if and once it is deemed probable that it will be earned.

Note 3 — Access Physicians’ Reclassification

The pro forma financial statements have been adjusted to reflect a reclassification of Access Physicians’ combined statement of operations for the year ended December 31, 2020, to conform to the presentation of the financial statements of SOC Telemed. This adjustment includes the following:

●	Due diligence and related non-recurring expense. Reclassification of $149 of due diligence expenses from Other expenses to Operating expenses.

Note 4 — Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Nine Months Ended September 30, 2021, and for the Year Ended December 31, 2020

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021, and for the year ended December 31, 2020, are as follows:

4(a)	Amortization expense. Represents the net impact on amortization expense related to trade names, non-compete agreements, capitalized software costs and hospital contracts relationships in connection with purchase accounting for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively, determined as follows:

	Note	Fair value	Estimated useful life in years	For the nine months ended September 30, 2021	For the year ended December 31, 2020

Trade names		$1,213	2	$455	$607
Non-compete agreements		432	5	66	88
Capitalized software costs		871	3	218	290
Hospital contracts relationships		40,095	17	1,769	2,359
Amortization expense		$42,611		$2,508	$3,344
Less: Amortization expense recognized by SOC Telemed post-Acquisition	(1)			(1,697)	-
Total adjustment				$811	$3,344

(1)	Represents amortization expense recognized in the consolidated statement of operations of SOC Telemed for the period from the Closing Date to September 30, 2021.

4(b)	Elimination of Access Physicians interest expense. Represents the elimination of historical interest expense of Access Physicians following the repayment of notes payable in connection with the Acquisition in the amount of $30 and $176 for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively.

4(c)	Interest expense. Represents the net impact on interest expense related to Term Loan Facility in the amount of $1,859 and $8,053 for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively, determined as follows:

	Note	For the nine months ended September 30, 2021	For the year ended December 31, 2020

Interest expense associated with the Term Loan Facility	(1)	$4,660	$6,550
Amortization of debt issuance costs	(2)	2,246	1,503
Interest expense		6,906	8,053
Less: Interest expense recognized by SOC Telemed post-Acquisition	(3)	(5,047)	-
Total adjustment		$1,859	$8,053

(1)	Represents estimated interest expense for borrowings under the Term Loan Facility with a principal amount of $85,000. Borrowings under the Term Loan Facility bear interest at a fluctuating rate per annum equal to 7.47% plus the Applicable Rate. For the purposes of the pro forma statement of operations, the interest expense for borrowings under the Term Loan Facility was estimated using 7.6%. Interest expense for the nine months ended September 30, 2021, includes accelerated interest expense recognized due to the partial repayment of the Term Loan Facility on June 4, 2021.
(2)	Represents amortization of debt issuance costs. Amortization of debt issuance costs for the nine months ended September 30, 2021, includes accelerated amortization of debt issuance costs recognized due to the partial repayment of the Term Loan Facility on June 4, 2021.
(3)	Represents interest expense related to the Term Loan Facility recognized in the consolidated statement of operations of SOC Telemed for the period from the Closing Date to September 30, 2021.

A 1/8% increase or decrease in the interest rates applicable to the Term Loan Facility would result in a change in interest expense of approximately $81 and $108 for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively. The change in interest expense for the nine months ended September 30, 2021, was calculated without the impacts of the partial repayment that occurred on June 4, 2021.

4(d)	Interest expense – related party. Represents the net impact on interest expense related to the Subordinated Note in the amount of $456 and $1,578 for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively, determined as follows:

	Note	For the nine months ended September 30, 2021	For the year ended December 31, 2020

Interest expense associated with the Subordinated Note	(1)	$594	$1,311
Accretion of discount related to the Subordinated Note	(2)	1,888	267
Interest expense		2,482	1,578
Less: Interest expense recognized by SOC Telemed post-Acquisition	(3)	(2,026)	-
Total adjustment		$456	$1,578

(1)	Represents estimated interest expense for the Subordinated Note in a principal amount of $13,500. The unpaid balance of the Subordinated Note accrues interest at an escalating rate per annum initially equal to 7.47% plus the Applicable Rate under the Term Loan Facility, increasing to 10.87% plus the Applicable Rate on September 30, 2021, and then an additional 2.00% each year thereafter, and will be added to the principal amount of the Subordinated Note on a monthly basis. For the purpose of the pro forma statement of operations, the interest expense under the Subordinated Note was estimated using an interest rate of 7.6% for the first six months and then 11.0% thereafter. Interest expense for the nine months ended September 30, 2021, includes accelerated interest expense recognized due to the repayment of the Subordinated Note on June 4, 2021.

(2)	Represents accretion of discount related to the Subordinated Note. The accretion of discount for the nine months ended September 30, 2021, includes accelerated discount accretion recognized due to the repayment of the Subordinated Note on June 4, 2021.
(3)	Represents interest expense related to the Subordinated Note recognized in the consolidated statement of operations of SOC Telemed for the period from the Closing Date to September 30, 2021.

A 1/8% increase or decrease in the interest rates applicable to the Subordinated Note would result in a change in interest expense of approximately $14 and $18 for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively. The change in interest expense for the nine months ended September 30, 2021, was calculated without the impacts of the repayment that occurred on June 4, 2021.

4(e)	Tax effect. Represents the tax benefit effect of the Acquisition recognized in the consolidated statement of operations of SOC Telemed for the nine months ended September 30, 2021, and reflected for pro forma purposes in the results for the year ended December 31, 2020.

4(f)	Net loss per share. Reflects an increase in the outstanding shares of Class A common stock of SOC Telemed resulting from the issuance of shares to the Sellers at the Closing.

	Basic and diluted weighted-average shares attributable to common stockholders
	For the nine months ended September 30, 2021	For the year ended December 31, 2020
SOC Telemed - as adjusted and reported	88,675,997	41,346,849
Issuance of equity consideration shares upon consummation of the Acquisition	4,231,811	13,753,387
Adjusted for pro forma presentation	92,907,808	55,100,236

Pro forma net loss per share is calculated based on pro forma net loss and pro forma weighted-average shares attributable to common stockholders for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively, determined as shown in the table above. There is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of Class A common stock of SOC Telemed outstanding would have been anti-dilutive.

4(g)	Access Physicians Replacement Awards. Represents the expense recognized related to Profit Interest Units held by Access Physician’s directors and some executive employees that were canceled and settled in cash and/or exchanged for replacement awards. 219,191 shares of replacement awards were issued, of which 175,353 vest over twelve months from the Closing Date. The awards that were settled in cash have a post-acquisition service condition of twelve months from the Closing Date. Exchanges of share-based payment awards in connection with a business combinations were accounted for as modifications in accordance with ASC 718, Compensation – Stock Compensation. See Note 4, Business Combinations, under the heading “Acquisition of Access Physicians in March 2021”, of the historical unaudited condensed consolidated financial statements of SOC Telemed for the nine months ended September 30, 2021, incorporated by reference in this prospectus for further information. The adjustment removes the expense of $1,556 recognized in the consolidated statement of operations of SOC Telemed for the nine months ended September 30, 2021, and reflects the full year expense of $2,803 for pro forma purposes in the results for year ended December 31, 2020, given the twelve month post-acquisition service condition associated with the replacement awards.

4(h)	Prepaid insurance amortization expense. Represents the net impact on amortization expense related to prepaid insurance coverage obtained in connection with the Acquisition in the amount of $55 and $218 for the nine months ended September 30, 2021, and for the year ended December 31, 2020, respectively. The amortization expense adjustment for the nine months ended September 30, 2021, is net of $109 recognized in the consolidated statement of operations of SOC Telemed for the period from the Closing Date to September 30, 2021.

Selling Stockholders

On March 26, 2021, we completed the Acquisition. In connection with the Acquisition, we, among other things, issued 13,753,387 shares of our Class A common stock to the Selling Stockholders at closing, committed to issue an additional 175,353 shares of our Class A common stock on the first anniversary of the closing, and may issue additional shares of our Class A common stock as payment for potential contingent consideration of approximately $40.0 million based on performance, which consideration, if earned, may be paid in cash, shares or a combination of cash and shares, at our election. In addition, pursuant to the Purchase Agreement, we agreed to register the shares of Class A common stock issued to the Selling Stockholders in the Acquisition. We have agreed to bear all expenses incurred by us in effecting any such registration.

The Selling Stockholders listed in the table below may offer and sell, from time to time, any or all of the shares of Class A common stock being offered for resale pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we refer to the persons listed in the table below and their permitted transferees.

The following table sets forth, based on written representations provided by or on behalf of the Selling Stockholders prior to the date of this prospectus, certain information regarding the beneficial ownership of the shares of Class A common stock held by each of the Selling Stockholders and the shares of Class A common stock that may be offered from time to time by each Selling Stockholder under this prospectus. Generally, a person “beneficially owns” shares of our Class A common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such securities. In particular, the Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Stockholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these securities.

	Shares of Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(1)
Vijay Balakrishnan	101,837	101,837	—	—
Frank Battafarano	148,984	148,984	—	—
Gary Brock	191,556	191,556	—	—
Hemant Dand	294,511	294,511	—	—
Christopher Gallagher(2)	3,717,922	3,316,679	—	—
Gallagher 2020 Children’s Trust(2)	401,243	401,243	—	—
Pritam Ghosh	294,511	294,511	—	—
Sina Haeri	263,496	263,496	—	—
Health Enterprise Partners III, L.P.(3)	1,168,699	1,168,699	—	—

	Shares of Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering(1)
HEP AP SPV Holdings, LLC(3)	2,642,887	2,642,887	—	—
David Mikula(4)	496,576	496,576	—	—
Karr Narula	77,562	77,562	—	—
Vikas Pandey	292,566	292,566	—	—
Erica St. Angel	344,360	344,360	—	—
Eduardo Vadia	3,717,920	3,717,920	—	—

*	Represents beneficial ownership of less than one percent.
(1)	Based upon 100,893,301 shares of Class A common stock outstanding as of November 30, 2021.
(2)	Dr. Gallagher, the Chief Executive Officer and a director of SOC Telemed, and Katherine Gallagher, as trustees of the Gallagher 2020 Children’s Trust, share voting and dispositive power over the shares held by the Gallagher 2020 Children’s Trust.
(3)	HEP Associates III LLC, the general partner of Health Enterprise Partners III, L.P. and the manager of HEP AP SPV Holdings, LLC, has voting and investment control of the shares held by such entities. David Tamburri and Rick Stowe are Managing Members of HEP Associates III LLC and may be deemed to be the beneficial owners of such shares. Each of HEP Associates III LLC and Messrs. Tamburri and Stowe disclaims beneficial ownership over these shares.
(4)	Mr. Mikula is the Chief Operating Officer of SOC Telemed.

Description of Capital Stock

The following is a summary of the rights of our Class A common stock and preferred stock and some of the provisions of our amended and restated certificate of incorporation (for purposes of this section, the “charter”) and amended and restated by-laws (for purposes of this section, the “by-laws”), and relevant provisions of DGCL. The descriptions herein are qualified in their entirety by our charter and by-laws, copies of which have been publicly filed with the SEC, as well as the relevant provisions of the DGCL. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Authorized and Outstanding Stock

Our charter authorizes the issuance of shares of capital stock, each with a par value of $0.0001, consisting of (a) 500,000,000 shares of Class A common stock and (b) 5,000,000 shares of preferred stock.

As of November 30, 2021, there were 100,893,301 shares of our Class A common stock outstanding and no shares of preferred stock outstanding.

Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock possess all voting power for the election of directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, the holders of Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

If we are involved in the voluntary or involuntary liquidation, dissolution, or winding-up of our affairs, the holders of Class A common stock will be entitled to receive all of our remaining assets available for distribution to stockholders, ratably in proportion to the number of shares of Class A common stock held by them, after the rights of our creditors and the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

The holders of Class A common stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Class A common stock.

Election of Directors

The Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year.

There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at a meeting of stockholders by holders of Class A common stock.

In connection with the closing of the Merger Transaction, we and SOC Holdings LLC entered into an Investor Rights Agreement, dated as of October 30, 2020 (the “Investor Rights Agreement”), pursuant to which, (a) for so long as SOC Holdings LLC holds at least fifty percent (50%) of the outstanding shares of our Class A common stock, it has the right to designate up to five (5) directors for election to the Board, and the size of the Board will be set at nine (9) directors; (b) for so long as SOC Holdings LLC holds at least thirty-five percent (35%) but less than fifty percent (50%) of the outstanding shares of our Class A common stock, it will have the right to designate up to three (3) directors for election to the Board, and the size of the Board will be set at nine (9) directors; (c) for so long as SOC Holdings LLC holds at least fifteen percent (15%) but less than thirty-five percent (35%) of the outstanding shares of our Class A common stock, it will have the right to designate up to two (2) directors for election to the Board, and the size of the Board will be set at seven (7) directors; and (d) for so long as SOC Holdings LLC holds at least five percent (5%) but less than fifteen percent (15%) of the outstanding shares of our Class A common stock, it will have the right to designate one (1) director for election to the Board, and the size of the Board will be set at seven (7) directors. Pursuant to the Investor Rights Agreement, we will take all necessary and desirable actions within our control such that the size of the Board is set at either seven (7) directors or nine (9) directors (in accordance with the terms above), unless the Board takes authorized action to increase the size of the Board and SOC Holdings LLC approves such action.

In connection with the Acquisition, we and Christopher Gallagher, M.D., the Chief Executive Officer of Access Physicians, entered into a Board Nomination Rights Agreement, dated as of March 26, 2021 (the “Board Nomination Rights Agreement”), pursuant to which, for so long as Dr. Gallagher beneficially owns at least 75% of the shares of our Class A common stock that he acquired at the closing of the Acquisition and remains employed by us, and subject to compliance with applicable law and our guidelines with respect to the nomination of directors, Dr. Gallagher is entitled to serve as a member of our Board.

Preferred Stock

The charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. No shares of preferred stock are currently outstanding.

Certain Anti-Takeover Provisions of Delaware Law and Our Charter and By-laws

Provisions of the DGCL and our charter and by-laws could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with the Board. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of our company that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our Class A common stock.

Pursuant to the charter, we are subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	A stockholder who owns fifteen percent (15%) or more of the corporation’s outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of the corporation’s assets. However, the above provisions of Section 203 do not apply if:

●	the corporation’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by the corporation’s board of directors and authorized at a meeting of the corporation’s stockholders, and not by written consent, by an affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder.

In addition, the charter provides for certain other provisions that may have an anti-takeover effect:

●	a classified board of directors whose members serve staggered three-year terms;

●	the authorization of “blank check” preferred stock, which could be issued by the Board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to the Class A common stock;

●	a limitation on the ability of, and providing indemnification to, our directors and officers;

●	a requirement that special meetings of our stockholders can be called only by the Board, the Chairperson of the Board, or our Chief Executive Officer, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	a requirement of advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to the Board, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company;

●	a prohibition on cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	a requirement that our directors may be removed only for cause and by a majority vote of the stockholders;

●	a prohibition on stockholder action by written consent;

●	a requirement that vacancies on the Board may be filled only by a majority of directors then in office (subject to limited exceptions), even though less than a quorum, which prevents stockholders from being able to fill vacancies on the Board; and

●	a requirement of the approval of the Board or the holders of at least two-thirds of our outstanding shares of capital stock to amend the by-laws and certain provisions of the charter.

Choice of Forum

Our charter provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any current or former director, officer, employee, agent or stockholder to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our charter or our by-laws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine; except for, as to each of the above clauses, any action as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery of the State of Delaware (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery of the State of Delaware within ten (10) days following such determination), in which case the United States District Court for the District of Delaware or other state courts of the State of Delaware, as applicable, shall, to the fullest extent permitted by law, be the sole and exclusive forum for any such claims. The charter further provides that such exclusive forum provision does not apply to any suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive or concurrent jurisdiction. In addition, the charter adopts, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America as the sole and exclusive forum for the resolution of any action asserting a claim arising under the Securities Act, or the rules and regulations promulgated thereunder.

Corporate Opportunities

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our charter provides that we renounce any interest or expectancy in, or right to be offered an opportunity to participate in, certain corporate opportunities that are from time to time presented to certain affiliates of Warburg Pincus, even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither Warburg Pincus nor any of its affiliates, directors, principals, officers, employees or other representatives will generally be liable to us or our stockholders for breach of any fiduciary or other duty, as a director of the Company or otherwise, by reason of the fact that such person directly or indirectly engages in such corporate opportunity or otherwise competes with us or our affiliates, unless, in the case of any such person who is a director of the Company, such corporate opportunity is expressly offered to such director in writing solely in his or her capacity as a director of the Company. To the fullest extent permitted by law, by becoming a stockholder in the Company, stockholders will be deemed to have notice of and consented to this provision of our charter.

Registration Rights

In connection with the closing of the Merger Transaction, we entered into an Amended and Restated Registration Rights Agreement, dated as of October 30, 2020 (the “Amended and Restated Registration Rights Agreement”), pursuant to which we agreed to file a registration statement to register for resale under the Securities Act the founder shares, private placement shares and private placement warrants (including the shares of Class A common stock issuable upon exercise of the private placement warrants) held by the HCMC Sponsor LLC (the “Sponsor”) and its permitted transferees and the shares received by SOC Holdings LLC in connection with the Merger Transaction, and to provide the Sponsor and SOC Holdings LLC and their permitted transferees with certain other registration rights, including, among other things, customary “demand” and “piggyback” registration rights, with respect to their shares of Class A common stock, subject to certain requirements and customary conditions.

Under the Purchase Agreement, we agreed to file a registration statement to register for resale under the Securities Act the shares of Class A common stock issued to the Selling Stockholders in the Acquisition.

In addition, we agreed, pursuant to their respective subscription agreements, to file a registration statement to register for resale under the Securities Act the shares of Class A common stock purchased by the investors in the private placement that closed concurrently with the Merger Transaction.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street, 30th Floor, New York, NY 10004.

Exchange Listing

Our Class A common stock is listed on Nasdaq under the symbol “TLMD.”

Plan of Distribution

The Selling Stockholders may, from time to time, sell any or all of the shares of Class A common stock beneficially owned by them and offered hereby. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may sell their shares of Class A common stock by one or more of, or a combination of, the following methods the following:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	a block trade in which the broker-dealer so engaged will attempt to sell the shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	short sales;

●	distribution to employees, members, limited partners or stockholders of the Selling Stockholders;

●	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

●	by pledge to secured debts and other obligations;

●	delayed delivery arrangements;

●	to or through underwriters or agents;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions; and

●	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell any or all of the shares of Class A common stock in open market transactions in reliance upon Rule 144 under the Securities Act rather than under this prospectus, provided the Selling Stockholder meets the criteria and conforms to the requirements of Rule 144.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In order to comply with the securities laws of certain states, if applicable, the shares of Class A common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Class A common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Stockholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Certain broker-dealers or agents, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Stockholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation. The Selling Stockholders may agree to indemnify a broker-dealer or agent against certain liabilities related to the sale of the shares, including liabilities under the Securities Act.

The Selling Stockholders have informed us that, as of the date of this prospectus, none of them have any agreement or understanding, directly or indirectly, with any person to distribute the Class A common stock. If any Selling Stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, we may be required to file a prospectus supplement pursuant to the applicable rules promulgated under the Securities Act. Certain Selling Stockholders who are entities rather than natural persons may distribute shares to their partners, members, shareholders or other owners in normal course, who may in turn sell the shares in the manner listed above.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Class A common stock registered pursuant to the registration statement of which this prospectus forms a part. We are required to pay all fees and expenses incident to the registration of the shares.

We may restrict or suspend offers and sales or other dispositions of the shares under the registration statement, of which this prospectus forms a part, at any time from and after the effective date of the registration statement, subject to certain terms and conditions. In the event of such restriction or suspension, the Selling Stockholders will not be able to offer or sell or otherwise dispose of the shares of Class A common stock under the registration statement.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to sales of the shares offered hereby in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Once sold under the registration statement of which this prospectus forms a part, the shares of Class A common stock will be freely tradeable in the hands of persons other than our affiliates.

Legal Matters

The validity of the shares of Class A common stock offered hereby has been passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

Experts

The financial statements of SOC Telemed, Inc. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Access Physicians Management Services Organization, LLC and Affiliated Companies as of December 31, 2020 and 2019 and for the years then ended, incorporated by reference in this prospectus, have been audited by Huselton, Morgan and Maultsby P.C., independent accounting firm, as set forth in their report thereon, and are incorporated by reference in reliance on such report given upon such firm as experts in auditing and accounting.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.soctelemed.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Incorporation of Certain Information by Reference

The SEC and applicable law allows us to “incorporate by reference” the information from other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and, where applicable, supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed), including all filings made after the date of the filing of this registration statement of which this prospectus is a part and prior to the effectiveness of this registration statement until we file a post-effective amendment that indicates the termination of the offering of the securities covered by this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 30, 2021;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, filed on May 17, 2021, August 12, 2021, and November 12, 2021, respectively;

●	Our Current Reports on Form 8-K filed with the SEC on January 21, 2021, February 22, 2021, March 30, 2021 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01) (as amended on June 11, 2021), May 10, 2021 (excluding Item 7.01 and Exhibit 99.1 of Item 9.01), June 1, 2021, June 3, 2021, June 16, 2021, September 1, 2021, September 15, 2021 and November 3, 2021;

●	Our Definitive Proxy Statement on Schedule 14A filed on May 10, 2021 (to the extent incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020); and

●	The description of our Class A common stock contained in our registration statement on Form 8-A, dated December 11, 2019, filed with the SEC on December 11, 2019 and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:

SOC Telemed, Inc.

1768 Business Center Drive, Suite 100

Reston, Virginia 20190

Telephone: (866) 483-9690

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investor Relations” page of our website at www.soctelemed.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be borne by the registrant in connection with the offerings described in this registration statement.

Amount
SEC registration fee	$6,992
Legal fees and expenses	50,000
Accounting fees and expenses	20,000
Miscellaneous	30,000
Total	$106,992

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s amended and restated certificate of incorporation and amended and restated by-laws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The registrant has entered into, and expects to continue to enter into, indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law.

Certain of the registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the registrant’s board of directors.

The registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant.

Item 16. Exhibits.

Exhibit No.	Description
2.1†	Merger Agreement, dated as of July 29, 2020, by and among Healthcare Merger Corp., Sabre Merger Sub I, Inc., Sabre Merger Sub II, LLC, and Specialists On Call, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 29, 2020).
2.2+	Membership Interest and Stock Purchase Agreement, dated as of March 26, 2021, by and among SOC Telemed, Inc., Access Physicians Management Services Organization, LLC, HEP AP-B Corp., Health Enterprise Partners III, L.P., the persons listed on Exhibit A thereto, and AP Seller Rep, LLC, as representative of the sellers (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 30, 2021).
4.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2020).
4.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on November 5, 2020).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-235253), filed with the SEC on December 4, 2019).
4.4	Warrant Agreement, dated December 12, 2019, between Continental Stock Transfer & Trust Company and Healthcare Merger Corp. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 17, 2019).
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 (File No. 333-258367), filed with the SEC on August 2, 2021).
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of SOC Telemed, Inc.
23.2	Consent of Huselton, Morgan and Maultsby P.C., independent accounting firm of Access Physicians Management Services Organization, LLC.
23.3	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of the Company’s Registration Statement on Form S-1 (File No. 333-258367), filed with the SEC on August 2, 2021).

†	Schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.
+	Certain exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on December 7, 2021.

SOC TELMED, INC.

By:	/s/ Christopher M. Gallagher
Christopher M. Gallagher
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher M. Gallagher	Chief Executive Officer and Director	December 7, 2021
Christopher M. Gallagher	(Principal Executive Officer)

/s/ David R. Fletcher	Interim Chief Financial Officer	December 7, 2021
David R. Fletcher	(Principal Financial and Accounting Officer)

*	Director	December 7, 2021
Steven J. Shulman

*	Director	December 7, 2021
Barbara P. Byrne

*	Director	December 7, 2021
Thomas J. Carella

*	Director	December 7, 2021
Gyasi C. Chisley

*	Director	December 7, 2021
Joseph P. Greskoviak

*	Director	December 7, 2021
Amr Kronfol

*	Director	December 7, 2021
Anne M. McGeorge

By:	/s/ Eunice Kim
	Name:	Eunice Kim
	Title:	Attorney-in-Fact